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                                                                 Exhibit (a)(20)

                            ATTENTION FILA ADS HOLDER

 On September 22, 2003 RCS Mediagroup announced that as a result of its tender offer for Fila ADSs it will own approximately 97.83% of the outstanding shares of Fila. To enable holders of Fila ADSs who did not initially tender shares in the offer to participate, RCS has provided for a subsequent and final offer period that will expire at 12:00 midnight New York City time on
                            Friday, October 3, 2003.
 Enclosed please find a press release issued by RCS MediaGroup on September 22,
  2003 announcing the subsequent offering period and a press release issued by
    Fila Holding announcing certain agenda items to be considered at the Fila
            Shareholders' Meeting to be convened on October 24, 2003.
   If you are still holding Fila ADSs and wish to tender, the bank or broker holding Fila ADSs on your behalf must receive your instructions prior to this time.

 Questions regarding the offer should be directed to your financial advisor or the Information Agent:

                          Georgeson [LOGO] Shareholder

                            Toll Free: (877) 668-1640

                             Collect: (212) 440-9800

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